UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
§ 240.13d-2(a)

(Amendment No. 2)1

Marvell Technology Group Ltd.
(Name of Issuer)

Common Stock, $0.002 par value per share
(Title of Class of Securities)

G5876H105
(CUSIP Number)

JEFFREY C. SMITH
STARBOARD VALUE LP
777 Third Avenue, 18th Floor
New York, New York 10017
(212) 845-7977

STEVE WOLOSKY, ESQ.
OLSHAN FROME WOLOSKY LLP
1325 Avenue of the Americas
New York, New York 10019
(212) 451-2300
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

September 13, 2016
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

_______________
1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. G5876H105

1	NAME OF REPORTING PERSON STARBOARD VALUE LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 33,720,786
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 33,720,786
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,720,786
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.6%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. G5876H105

1	NAME OF REPORTING PERSON STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 13,495,491
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 13,495,491
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,495,491
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. G5876H105

1	NAME OF REPORTING PERSON STARBOARD VALUE AND OPPORTUNITY S LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,588,369
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 1,588,369
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,588,369
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. G5876H105

1	NAME OF REPORTING PERSON STARBOARD VALUE AND OPPORTUNITY C LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 877,932
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 877,932
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 877,932
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. G5876H105

1	NAME OF REPORTING PERSON STARBOARD VALUE R LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 877,932
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 877,932
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 877,932
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. G5876H105

1	NAME OF REPORTING PERSON STARBOARD VALUE R GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 877,932
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 877,932
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 877,932
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. G5876H105

1	NAME OF REPORTING PERSON STARBOARD LEADERS JULIET LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 9,310,245
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 9,310,245
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,310,245
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. G5876H105

1	NAME OF REPORTING PERSON STARBOARD LEADERS FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 9,310,245
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 9,310,245
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,310,245
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. G5876H105

1	NAME OF REPORTING PERSON STARBOARD LEADERS SELECT II LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,792,301
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 3,792,301
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,792,301
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. G5876H105

1	NAME OF REPORTING PERSON STARBOARD LEADERS SELECT II GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,792,301
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 3,792,301
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,792,301
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. G5876H105

1	NAME OF REPORTING PERSON STARBOARD LEADERS SELECT FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,792,301
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 3,792,301
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,792,301
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. G5876H105

1	NAME OF REPORTING PERSON STARBOARD T FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,883,842
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 2,883,842
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,883,842
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. G5876H105

1	NAME OF REPORTING PERSON STARBOARD VALUE A LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 15,986,388
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 15,986,388
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,986,388
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.1%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. G5876H105

1	NAME OF REPORTING PERSON STARBOARD VALUE A GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 15,986,388
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 15,986,388
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,986,388
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. G5876H105

1	NAME OF REPORTING PERSON STARBOARD VALUE GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 33,720,786
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 33,720,786
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,720,786
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.6%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. G5876H105

1	NAME OF REPORTING PERSON STARBOARD PRINCIPAL CO LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 33,720,786
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 33,720,786
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,720,786
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.6%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. G5876H105

1	NAME OF REPORTING PERSON STARBOARD PRINCIPAL CO GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 33,720,786
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 33,720,786
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,720,786
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.6%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. G5876H105

1	NAME OF REPORTING PERSON JEFFREY C. SMITH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER 33,720,786
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER 33,720,786
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,720,786
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.6%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. G5876H105

1	NAME OF REPORTING PERSON MARK R. MITCHELL
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER 33,720,786
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER 33,720,786
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,720,786
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.6%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. G5876H105

1	NAME OF REPORTING PERSON PETER A. FELD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,246
	8	SHARED VOTING POWER 33,720,786
	9	SOLE DISPOSITIVE POWER 3,246
	10	SHARED DISPOSITIVE POWER 33,720,786
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,724,032
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.6%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. G5876H105

The following constitutes Amendment No. 2 to the Schedule 13D filed by the undersigned (“Amendment No. 2”).  This Amendment No. 2 amends the Schedule 13D as specifically set forth herein.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The Shares purchased by each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard Juliet LLC, Starboard Select II LP, and Starboard T LP, and held in the Starboard Value LP Account were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Item 5(c) to the Schedule 13D.  The aggregate purchase price of the 13,495,491 Shares beneficially owned by Starboard V&O Fund is approximately $115,300,546, excluding brokerage commissions. The aggregate purchase price of the 1,588,369 Shares beneficially owned by Starboard S LLC is approximately $13,564,332, excluding brokerage commissions. The aggregate purchase price of the 877,932 Shares beneficially owned by Starboard C LP is approximately $7,494,607, excluding brokerage commissions. The aggregate purchase price of the 9,310,245 Shares beneficially owned by Starboard Juliet LLC is approximately $76,534,955, excluding brokerage commissions. The aggregate purchase price of the 3,792,301 Shares beneficially owned by Starboard Select II LP is approximately $31,632,647, excluding brokerage commissions. The aggregate purchase price of the 2,883,842 Shares beneficially owned by Starboard T LP is approximately $24,054,941, excluding brokerage commissions. The aggregate purchase price of the 1,772,606 Shares held in the Starboard Value LP Account is approximately $15,621,574, excluding brokerage commissions.

The 3,246 Shares beneficially owned by Mr. Feld, were granted to Mr. Feld by the Issuer in his capacity as a director of the Issuer.

Item 5.	Interest in Securities of the Issuer.

Items 5(a) – (c) are hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 511,700,000 Shares outstanding, as of August 26, 2016, which is the total number of Shares outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on September 8, 2016.

A.	Starboard V&O Fund

(a)	As of the close of business on September 15, 2016, Starboard V&O Fund beneficially owned 13,495,491 Shares.

Percentage: Approximately 2.6%

(b)	1. Sole power to vote or direct vote: 13,495,491
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 13,495,491
4. Shared power to dispose or direct the disposition: 0

(c)
On September 13, 2016, Starboard V&O Fund exercised certain call options for 10,000,000 Shares at an exercise price of $5.00. On September 14, 2016, Starboard V&O Fund exercised certain call options for 1,287,308 Shares at an exercise price of $5.00.

CUSIP NO. G5876H105

B.	Starboard S LLC

(a)	As of the close of business on September 15, 2016, Starboard S LLC beneficially owned 1,588,369 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,588,369
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,588,369
4. Shared power to dispose or direct the disposition: 0

(c)	On September 13, 2016, Starboard S LLC exercised certain call options for 1,308,889 Shares at an exercise price of $5.00.

C.	Starboard C LP

(a)	As of the close of business on September 15, 2016, Starboard C LP beneficially owned 877,932 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 877,932
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 877,932
4. Shared power to dispose or direct the disposition: 0

(c)	On September 13, 2016, Starboard C LP exercised certain call options for 727,225 Shares at an exercise price of $5.00.

D.	Starboard R LP

(a)	Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 877,932 Shares owned by Starboard C LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 877,932
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 877,932
4. Shared power to dispose or direct the disposition: 0

(c)
Starboard R LP has not entered into any transactions in the Shares during the past sixty days.  The transactions in the Shares on behalf of Starboard C LP during the past sixty days are set forth in Item 5(c).

CUSIP NO. G5876H105

E.	Starboard R GP

(a)	Starboard R GP, as the general partner of Starboard R LP, may be deemed the beneficial owner of the 877,932 Shares owned by Starboard C LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 877,932
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 877,932
4. Shared power to dispose or direct the disposition: 0

(c)
Starboard R GP has not entered into any transactions in the Shares during the past sixty days.  The transactions in the Shares on behalf of Starboard C LP during the past sixty days are set forth in Item 5(c).

F.	Starboard Juliet LLC

(a)	As of the close of business on September 15, 2016, Starboard Juliet LLC beneficially owned 9,310,245 Shares.

Percentage: Approximately 1.8%

(b)	1. Sole power to vote or direct vote: 9,310,245
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 9,310,245
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Juliet LLC has not entered into any transactions in the Shares during the past sixty days.

G.	Starboard Leaders Fund

(a)	Starboard Leaders Fund, as a member of Starboard Juliet LLC, may be deemed the beneficial owner of the 9,310,245 Shares owned by Starboard Juliet LLC.

Percentage: Approximately 1.8%

(b)	1. Sole power to vote or direct vote: 9,310,245
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 9,310,245
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Leaders Fund has not entered into any transactions in the Shares during the past sixty days.

CUSIP NO. G5876H105

H.	Starboard Select II LP

(a)	As of the close of business on September 15, 2016, Starboard Select II LP beneficially owned 3,792,301 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 3,792,301
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 3,792,301
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Select II LP has not entered into any transactions in the Shares during the past sixty days.

I.	Starboard Select II GP

(a)	Starboard Select II GP, as the general partner of Starboard Select II LP, may be deemed the beneficial owner of the 3,792,301 Shares owned by Starboard Select II LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 3,792,301
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 3,792,301
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Select II GP has not entered into any transactions in the Shares during the past sixty days.

J.	Starboard Select Fund

(a)	Starboard Select Fund, as the sole member of Starboard Select II GP, may be deemed the beneficial owner of the 3,792,301 Shares owned by Starboard Select II LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 3,792,301
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 3,792,301
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Select Fund has not entered into any transactions in the Shares during the past sixty days.

CUSIP NO. G5876H105

K.	Starboard T LP

(a)	As of the close of business on September 15, 2016, Starboard T LP beneficially owned 2,883,842 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 2,883,842
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,883,842
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard T LP has not entered into any transactions in the Shares during the past sixty days.

L.	Starboard A LP

(a)
Starboard A LP, as the general partner of Starboard Leaders Fund, Starboard Select Fund and Starboard T LP and the managing member of Starboard Juliet LLC, may be deemed the beneficial owner of the (i) 9,310,245 Shares owned by Starboard Juliet LLC, (ii) 3,792,301 Shares owned by Starboard Select II LP and (iii) 2,883,842 Shares owned by Starboard T LP.

Percentage: Approximately 3.1%

(b)	1. Sole power to vote or direct vote: 15,986,388
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 15,986,388
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard A LP has not entered into any transactions in the Shares during the past sixty days.

M.	Starboard A GP

(a)
Starboard A GP, as the general partner of Starboard A LP, may be deemed the beneficial owner of the (i) 9,310,245 Shares owned by Starboard Juliet LLC, (ii) 3,792,301 Shares owned by Starboard Select II LP and (iii) 2,883,842 Shares owned by Starboard T LP.

Percentage: Approximately 3.1%

(b)	1. Sole power to vote or direct vote: 15,986,388
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 15,986,388
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard A GP has not entered into any transactions in the Shares during the past sixty days.

CUSIP NO. G5876H105

N.	Starboard Value LP

(a)
As of the close of business on September 15, 2016, 1,772,606 Shares were held in the Starboard Value LP Account. Starboard Value LP, as the investment manager of Starboard V&O Fund, Starboard C LP, Starboard Juliet LLC, Starboard Select II LP, Starboard T LP, and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of the (i) 13,495,491 Shares owned by Starboard V&O Fund, (ii) 1,588,369 Shares owned by Starboard S LLC, (iii) 877,932 Shares owned by Starboard C LP, (iv) 9,310,245 Shares owned by Starboard Juliet LLC, (v) 3,792,301 Shares owned by Starboard Select II LP, (vi) 2,883,842 Shares owned by Starboard T LP, and (vii) 1,772,606 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.6%

(b)	1. Sole power to vote or direct vote: 33,720,786
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 33,720,786
4. Shared power to dispose or direct the disposition: 0

(c)
Starboard Value LP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Starboard V&O Fund, Starboard S LLC and Starboard C LP during the past sixty days are set forth in Item 5(c).

O.	Starboard Value GP

(a)
Starboard Value GP, as the general partner of Starboard Value LP, may be deemed the beneficial owner of the (i) 13,495,491 Shares owned by Starboard V&O Fund, (ii) 1,588,369 Shares owned by Starboard S LLC, (iii) 877,932 Shares owned by Starboard C LP, (iv) 9,310,245 Shares owned by Starboard Juliet LLC, (v) 3,792,301 Shares owned by Starboard Select II LP, (vi) 2,883,842 Shares owned by Starboard T LP, and (vii) 1,772,606 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.6%

(b)	1. Sole power to vote or direct vote: 33,720,786
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 33,720,786
4. Shared power to dispose or direct the disposition: 0

(c)
Starboard Value GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Starboard V&O Fund, Starboard S LLC and Starboard C LP during the past sixty days are set forth in Item 5(c).

P.	Principal Co

(a)
Principal Co, as a member of Starboard Value GP, may be deemed the beneficial owner of the (i) 13,495,491 Shares owned by Starboard V&O Fund, (ii) 1,588,369 Shares owned by Starboard S LLC, (iii) 877,932 Shares owned by Starboard C LP, (iv) 9,310,245 Shares owned by Starboard Juliet LLC, (v) 3,792,301 Shares owned by Starboard Select II LP, (vi) 2,883,842 Shares owned by Starboard T LP, and (vii) 1,772,606 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.6%

(b)	1. Sole power to vote or direct vote: 33,720,786
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 33,720,786
4. Shared power to dispose or direct the disposition: 0

(c)
Principal Co has not entered into any transactions in the Shares during the past sixty days.  The transactions in the Shares on behalf of each of Starboard V&O Fund, Starboard S LLC and Starboard C LP during the past sixty days are set forth in Item 5(c).

CUSIP NO. G5876H105

Q.	Principal GP

(a)
Principal GP, as the general partner of Principal Co, may be deemed the beneficial owner of the (i) 13,495,491 Shares owned by Starboard V&O Fund, (ii) 1,588,369 Shares owned by Starboard S LLC, (iii) 877,932 Shares owned by Starboard C LP, (iv) 9,310,245 Shares owned by Starboard Juliet LLC, (v) 3,792,301 Shares owned by Starboard Select II LP, (vi) 2,883,842 Shares owned by Starboard T LP, and (vii) 1,772,606 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.6%

(b)	1. Sole power to vote or direct vote: 33,720,786
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 33,720,786
4. Shared power to dispose or direct the disposition: 0

(c)
Principal GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Starboard V&O Fund, Starboard S LLC and Starboard C LP during the past sixty days are set forth in Item 5(c).

R.	Messrs. Smith and Mitchell

(a)
Each of Messrs. Smith and Mitchell, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the (i) 13,495,491 Shares owned by Starboard V&O Fund, (ii) 1,588,369 Shares owned by Starboard S LLC, (iii) 877,932 Shares owned by Starboard C LP, (iv) 9,310,245 Shares owned by Starboard Juliet LLC, (v) 3,792,301 Shares owned by Starboard Select II LP, (vi) 2,883,842 Shares owned by Starboard T LP, and (vii) 1,772,606 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.6%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 33,720,786
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 33,720,786

(c)
None of Messrs. Smith or Mitchell has entered into any transactions in the Shares during the past sixty days.  The transactions in the Shares on behalf of each of Starboard V&O Fund, Starboard S LLC and Starboard C LP during the past sixty days are set forth in Item 5(c).

S.	Mr. Feld

(a)
As of the date hereof, Mr. Feld beneficially owned 3,246 Shares. Mr. Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the (i) 13,495,491 Shares owned by Starboard V&O Fund, (ii) 1,588,369 Shares owned by Starboard S LLC, (iii) 877,932 Shares owned by Starboard C LP, (iv) 9,310,245 Shares owned by Starboard Juliet LLC, (v) 3,792,301 Shares owned by Starboard Select II LP, (vi) 2,883,842 Shares owned by Starboard T LP, and (vii) 1,772,606 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.6%

(b)	1. Sole power to vote or direct vote: 3,246
2. Shared power to vote or direct vote: 33,720,786
3. Sole power to dispose or direct the disposition: 3,246
4. Shared power to dispose or direct the disposition: 33,720,786

(c)
On August 11, 2016, Mr. Feld was granted 3,246 Shares by the Issuer pursuant to Rule 16b-3(d). The transactions on behalf of each of Starboard V&O Fund, Starboard S LLC and Starboard C LP during the past sixty days are set forth in Item 5(c).

Each Reporting Person, as a member of a “group” with the other Reporting Persons for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, may be deemed the beneficial owner of the Shares directly owned by the other Reporting Persons.  Each Reporting Person disclaims beneficial ownership of such Shares except to the extent of his or its pecuniary interest therein.

CUSIP NO. G5876H105

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 is hereby amended to add the following:

On September 13, 2016, Starboard V&O Fund exercised certain over the counter market American-style call options described in the Schedule 13D filed with the SEC on February 3, 2016 (the “Initial 13D”) and thereby acquired 10,000,000 Shares in the aggregate. Upon exercise of such call options, those certain call options terminated along with those certain put options referenced in the Initial 13D in accordance with their terms.

On September 14, 2016, Starboard V&O Fund exercised certain over the counter market American-style call options described in the Initial 13D and thereby acquired 1,287,308 Shares in the aggregate. Upon exercise of such call options, those certain call options terminated along with those certain put options referenced in the Initial 13D in accordance with their terms.

On September 13, 2016, Starboard S LLC exercised certain over the counter market American-style call options described in the Initial 13D and thereby acquired 1,308,889 Shares in the aggregate. Upon exercise of such call options, those certain call options terminated along with those certain put options referenced in the Initial 13D in accordance with their terms.

On September 13, 2016, Starboard C LP exercised certain over the counter market American-style call options described in the Initial 13D and thereby acquired 727,225 Shares in the aggregate. Upon exercise of such call options, those certain call options terminated along with those certain put options referenced in the Initial 13D in accordance with their terms.

CUSIP NO. G5876H105

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  September 15, 2016

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
By: Starboard Value LP,
       its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC
By: Starboard Value LP,
       its manager

STARBOARD VALUE AND OPPORTUNITY C LP
By: Starboard Value R LP,
       its general partner

STARBOARD VALUE R LP
By: Starboard Value R GP LLC,
       its general partner

STARBOARD LEADERS JULIET LLC
By: Starboard Value A LP,
      its managing member

STARBOARD LEADERS FUND LP
By: Starboard Value A LP,
       its general partner

STARBOARD LEADERS SELECT II LP
By: Starboard Leaders Select II GP LLC,
       its general partner

STARBOARD LEADERS SELECT FUND LP
By: Starboard Value A LP,
       its general partner

STARBOARD T FUND LP
By: Starboard Value A LP,
       its general partner

STARBOARD VALUE A LP
By: Starboard Value A GP LLC,
      its general partner

STARBOARD VALUE LP
By: Starboard Value GP LLC,
       its general partner

STARBOARD VALUE GP LLC
By: Starboard Principal Co LP,
       its member

STARBOARD PRINCIPAL CO LP
By: Starboard Principal Co GP LLC,
       its general partner

STARBOARD PRINCIPAL CO GP LLC

STARBOARD VALUE A GP LLC

STARBOARD VALUE R GP LLC

STARBOARD LEADERS SELECT II GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

/s/ Jeffrey C. Smith
JEFFREY C. SMITH
Individually and as attorney-in-fact for Mark R. Mitchell and Peter A. Feld